Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Amendment No.1 to Form S-1 of Yumba Records Storage, Inc., of our report dated April 11, 2019 on our audit of the financial statements of Yumba Records Storage, Inc for the year ended August 31, 2018 and for the period from July 21, 2017 (inception) to August 31, 2017, and the reference to us under the caption “Experts”.

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
April 16, 2019